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                                                                 Exhibit (h)(57)


                      TRANSFER AGENCY AGREEMENT SUPPLEMENT


           (Boston Partners All-Cap Value Fund of The RBB Fund, Inc.)

     This supplemental agreement is entered into this 1/st/ day of July 2002 by and between THE RBB FUND, INC. (the "Fund") and PFPC Inc., a Massachusetts corporation ("PFPC").

     The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and PFPC have entered into a Transfer Agency Agreement, dated as of November 5, 1991 (as from time to time amended and supplemented, the "Transfer Agency Agreement"), pursuant to which PFPC has undertaken to act as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the portfolios of the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Transfer Agency Agreement Supplement have the meaning specified in the Transfer Agency Agreement.

     The Fund agrees with the Transfer Agent as follows:

     1. Adoption of Transfer Agency Agreement. The Transfer Agency Agreement is hereby adopted for the Boston Partners All-Cap Value Fund (the "Portfolio").

     2. Compensation. As compensation for the services rendered by PFPC during the term of the Transfer Agency Agreement, the Fund will pay to the Transfer Agent, with respect to the Portfolio, monthly fees that shall be agreed to from time to time by the Fund and PFPC, for each account open at any time during the month for which payment is being made, plus certain of PFPC's expenses relating to such services.

     3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.


     THE RBB FUND, INC.                              PFPC INC.

     By:     /s/ Edward J. Roach             By:     /s/ Michael DeNofrio
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     Name:   Edward J. Roach                 Name:   Michael DeNofrio
             ---------------                         ----------------

     Title:  President & Treasurer           Title:  Executive Vice President,
             ---------------------                   -------------------------
                                                     Senior Managing Director
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